Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-1/A of our report dated March 26, 2026 relating to the financial statements appearing in the Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Marlton, New Jersey

April 20, 2026